Exhibit 99.1

PDS Biotech Announces Initiation of Phase 2 Trial of PDS0101 Led by the National Cancer Institute

Florham Park, NJ, June 15, 2020 - PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing novel cancer therapies and infectious disease vaccines based on the Company’s proprietary Versamune® T-cell activating technology, today announced that the first patient has been dosed in the National Cancer Institute’s (NCI) Phase 2 clinical study of PDS0101 in the treatment of advanced human papillomavirus (HPV) associated cancers. This clinical trial involves a combination of PDS0101 with two clinical development-stage immune-modulating agents, Bintrafusp alfa (M7824) and NHS-IL12.

The NCI Center for Cancer Research’s Genitourinary Malignancies Branch (GMB) and Laboratory of Tumor Immunology and Biology (LTIB) are jointly leading this Phase 2 trial evaluating PDS0101, which combines the Versamune® platform with targeted antigens in HPV-expressing cancers, in combination with Bintrafusp alfa (M7824) and NHS-IL12.

The trial will evaluate the objective response rate of this novel triple combination in approximately 35 patients with advanced HPV-associated cancers. The first eight patients will be evaluated for safety and objective response before the trial progresses to full enrollment.

“We are excited to have the first patient dosed in this NCI-led Phase 2 clinical trial, which is an important next step in further demonstrating the power of our novel Versamune® platform to induce high levels of tumor-specific CD8 killer T-cells,” commented Dr. Lauren Wood, Chief Medical Officer of PDS Biotech. “We believe that PDS0101’s demonstrated preclinical efficacy when combined with these two immune-modulating agents, has the potential to significantly improve clinical outcomes for patients with advanced HPV-associated cancers.”

Dr. Jeffrey Schlom, Chief, LTIB, and Dr. James Gulley, Chief, GMB, at NCI are serving as principal investigators for the NCI, while Dr. Frank Bedu-Addo and Dr. Lauren Wood, PDS Biotech’s Chief Executive Officer and Chief Medical Officer respectively, will serve as PDS Biotech’s investigators. The studies are being performed as part of a Cooperative Research and Development Agreement (CRADA) between PDS Biotech and the NCI.

Dr. Julius Strauss, Staff Clinician, LTIB, is serving as the principal investigator of this phase 2 clinical trial of PDS0101 in advanced HPV-associated cancers.  For patients interested in enrolling in this clinical study, please call NCI’s toll-free number 1-800-4-Cancer (1-800-422-6237) (TTY:  1-800-332-8615), email NCIMO_Referrals@mail.nih.gov, and/or visit the website:  https://trials.cancer.gov.

About PDS Biotechnology

PDS Biotech is a clinical-stage immunotherapy company with a growing pipeline of cancer immunotherapies and infectious disease vaccines based on the Company’s proprietary Versamune® T-cell activating technology platform. Versamune® effectively delivers disease-specific antigens for in vivo uptake and processing, while also activating the critical type 1 interferon immunological pathway, resulting in production of potent disease-specific killer T-cells as well as neutralizing antibodies. PDS Biotech has engineered multiple therapies, based on combinations of Versamune® and disease-specific antigens, designed to train the immune system to better recognize disease cells and effectively attack and destroy them. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

About PDS0101

PDS Biotech’s lead candidate, PDS0101, combines the utility of the Versamune® platform with targeted antigens in HPV-expressing cancers. In partnership with Merck & Co., PDS Biotech is advancing a combination of PDS0101 and KEYTRUDA® to a Phase 2 study in first line treatment of recurrent or metastatic head and neck cancer. In partnership with the National Cancer Institute (NCI), PDS Biotech is also advancing a combination of PDS0101 and two clinical stage immunotherapies to a Phase 2 study in advanced HPV-associated cancers. A third phase 2 study is to be performed in advanced localized cervical cancer combining PDS0101 with standard of care chemoradiotherapy.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the timing for the Company or its partners to initiate the planned clinical trials for its lead assets, PDS0101; the Company’s interpretation of the results of its Phase 1 trial for PDS0101 and whether such results are sufficient to support additional trials or the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101 and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the acceptance by the market of the Company’s product candidates, if approved; the timing of and the Company’s ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, the Company’s product candidates; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control, including unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media & Investor Relations Contact:

Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Tram Bui / Alexander Lobo
The Ruth Group
Phone: +1 (646) 536-7035 / +1 (646) 536-7037
Email: tbui@theruthgroup.com / alobo@theruthgroup.com